NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
June 15, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES PURCHASE OF 3 COMMUNITIES

SEATTLE, WA, June 15, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has reached an agreement to acquire 3 communities currently leased by the Company.  The 3 communities comprise 431 units, are located in Florida, and offer assisted living, memory loss, and independent services to seniors.  The purchase price is $24.6 million, plus closing costs, with secured debt financing to be obtained prior to closing.  The Company anticipates closing this transaction in the third quarter of this year.  Two of the communities currently are part of a cash flow sharing agreement with Daniel R. Baty, the Company’s chief executive officer, which involves 20 communities.  Upon completion of this transaction, these two communities will no longer be a part of the arrangement.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 206 communities representing capacity for approximately 20,000 residents in 34 states.  Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: our ability to obtain financing for the transaction on terms that are acceptable, if at all, the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations,  and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.